UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 29, 2005

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-01649	94-0849175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 Deere Avenue, Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 863-3144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2005, Newport Corporation (the “Registrant”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Thermo Electron Corporation (“Thermo”), pursuant to which the Registrant purchased 3,220,3000 shares of its common stock (the “Shares”) from Thermo that were previously issued by the Registrant as part of the consideration for the Registrant’s acquisition of Spectra-Physics from Thermo in July 2004. The Registrant paid $43.7 million as consideration for the Shares. Prior to the purchase of the Shares by the Registrant pursuant to the Stock Purchase Agreement, Thermo held approximately 7.6% of the Registrant’s outstanding common stock. The press release issued by the Registrant in connection with the purchase of the Shares is furnished with this report as Exhibit 99.1.

Item 1.02.	Termination of a Material Definitive Agreement.

The Stock Purchase Agreement further provided for the termination, effective June 29, 2005, of the Stockholder Agreement (the “Stockholder Agreement”) dated as of July 16, 2004 by and between the Registrant and Thermo, and entered into in connection with the Registrant’s issuance of the Shares to Thermo as part of the consideration for the Spectra-Physics acquisition. The Stockholder Agreement had obligated the Registrant to use its commercially reasonable efforts to register the Shares for resale by Thermo under the Securities Act of 1933, as amended. The Stockholder Agreement was terminated in connection with the Stock Purchase Agreement, because the purchase of the Shares by the Registrant from Thermo rendered the Stockholder Agreement irrelevant. As described in Item 1.01 of this report, prior to the purchase of the Shares by the Registrant pursuant to the Stock Purchase Agreement, Thermo held approximately 7.6% of the Registrant’s outstanding common stock.

Item 8.01.	Other Events.

As more fully set forth in Item 1.01 of this report, the contents of which are incorporated in this Item by this reference, on June 29, 2005 the Registrant purchased the Shares from Thermo pursuant to the Stock Purchase Agreement. The Registrant paid $43.7 million as consideration for the Shares.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 29, 2005 (furnished pursuant to Item 1.01 and not deemed filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 30, 2005	NEWPORT CORPORATION

	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 29, 2005 (furnished pursuant to Item 1.01 and not deemed filed).